Exhibit 99

Printronix Announces First Quarter Results for Fiscal Year 2005

    IRVINE, Calif.--(BUSINESS WIRE)--July 8, 2004--Printronix, Inc., (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced results for the first quarter of fiscal year 2005, which ended June 25, 2004. First quarter revenue was $33.3 million, up 9.0% from $30.5 million in the year ago quarter. The company reported net income for the quarter of $449 thousand or $0.07 per diluted share, compared with net income of $47 thousand, or $0.01 per diluted share, in the year ago quarter.
    For the first quarter of fiscal year 2005, gross margin was 40.0%, up from 36.2% in the same period one year ago due primarily to a stronger Euro, higher sales volume and lower warranty and inventory provisions.
    Operating expenses in the first quarter were $12.5 million, up from $11.0 million in the year ago fiscal period as a result of higher sales and marketing costs primarily for expansion in the Asia Pacific region, higher marketing and engineering expenses primarily related to RFID product development and market introduction and higher consulting costs associated with satisfying Sarbanes-Oxley requirements. The effective tax rate for the first quarter of fiscal year 2005 was 43% due to foreign taxes paid and the expiration of a tax holiday in Singapore.
    "During the quarter, we began to see results from our efforts to build line matrix printer revenue. We believe we continued to gain market share in the thermal printer segment as well as positioning Printronix in the emerging RFID market with expanded alliances and partnerships. Significantly, our solutions approach to the RFID opportunity generated tremendous amount of interest at a recent Wal-Mart vendors conference," said Bob Kleist, President and CEO of Printronix.
    The company ended the first quarter with cash of $39.0 million, up $9.6 million from the year ago quarter. The company did not repurchase any shares of its common stock during the first quarter of fiscal year 2005.
    On July 8, 2004, there will be an earnings conference call at 1:30 p.m. PT (4:30 p.m. ET). The call will be broadcast live over the Internet and will be hosted by Robert Kleist, President and CEO and George Harwood, Senior Vice President and CFO. To access the live audio webcast, go to the Printronix Web site at www.printronix.com and select the conference call link to register.

    Except for historical information, this press release contains "forward-looking statements" about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as "objectives," "believes," "expects," "plans," "intends," "should," "estimates," "anticipates," "forecasts," "projections," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company's markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain our production capability in our Singapore plant or obtain product from our Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for RFID products by Wal-Mart and/or the Department of Defense or others; the ability of the company to attract and to retain key personnel; the ability of the company's customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in our markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

    About Printronix, Inc.

    Since 1974, Printronix, Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, Calif. For more information, please visit www.printronix.com.


Printronix, Inc. and Subsidiaries

           Consolidated Statements of Operations (Unaudited)

                                       (Dollars in Thousands, Except
                                          Share and Per Share Data)

                                             Three Months Ended
                                        6/25/04    3/26/04    6/27/03

Revenue                                 $33,278    $31,564    $30,538
Cost of sales                            19,968     19,577     19,495
Gross margin                             13,310     11,987     11,043
Engineering and development               3,998      4,077      3,814
Sales and marketing                       6,280      6,086      5,084
General and administrative                2,183      2,180      2,056
Total operating expenses                 12,461     12,343     10,954
Income (loss) from operations               849       (356)        89
Interest and other expenses, net             62         89         40
Income (loss) before taxes                  787       (445)        49
Provision (benefit) for income taxes        338       (490)         2
Net income                                 $449        $45        $47

Net Income Per Share:
Basic                                     $0.07      $0.01      $0.01
Diluted                                   $0.07      $0.01      $0.01

Shares Used in Computing Net Income
 Per Share:
Basic                                 6,280,643  5,956,981  5,544,078
Diluted                               6,446,960  6,199,913  5,671,206

Gross margin %                             40.0%      38.0%      36.2%
Operating expenses %                       37.4%      39.1%      35.9%
Income (loss) from operations %             2.6%      -1.1%       0.3%
Net income %                                1.3%       0.1%       0.2%

                Consolidated Balance Sheets (Unaudited)

                                           (Dollars in Thousands)

                                        6/25/04    3/26/04    6/27/03
Assets
Cash and cash equivalents               $38,974    $36,671    $29,398
Accounts receivable, net                 17,354     18,408     15,325
Inventory, net                           13,312     13,506     13,102
Other current assets                      6,762      6,932      6,419
Property, plant and equipment, net       34,651     35,071     38,160
Other long-term assets                    1,216      1,221        533
    Total assets                       $112,269   $111,809   $102,937

Liabilities and Stockholders' Equity
Short-term debt                            $700       $700       $700
Accounts payable                          7,623      6,965      5,393
Other current liabilities                11,595     11,962     11,925
Other long-term liabilities              15,828     15,989     14,723
Stockholders' equity                     76,523     76,193     70,196
    Total liabilities and
     stockholders' equity              $112,269   $111,809   $102,937



Printronix, Inc. and Subsidiaries

                   Sales Classification (Unaudited)

Sales by Geographic Region

                                   Three Months           Percent of
                                      Ended               Total Sales
                                    June   June  Percent  June   June
                                     25,    27,   Change   25,    27,
                                    2004   2003           2004   2003
                                  ($ in millions)
Americas                           $14.9  $16.6   (10.2%) 44.8%  54.4%
EMEA                                12.7   10.4    22.1   38.1   34.1
Asia Pacific                         5.7    3.5    62.9   17.1   11.5
                                   $33.3  $30.5     9.0% 100.0% 100.0%

Sales by Product Technology

                                   Three Months           Percent of
                                      Ended               Total Sales
                                    June   June  Percent  June   June
                                     25,    27,   Change   25,    27,
                                    2004   2003           2004   2003
                                  ($ in millions)
Line matrix                        $24.0  $22.2     8.1%  72.1%  72.7%
Thermal                              5.4    4.3    25.6   16.2   14.1
Laser                                3.3    3.4    (2.9)   9.9   11.2
Verification products                0.6    0.6     0.0    1.8    2.0
                                   $33.3  $30.5     9.0% 100.0% 100.0%

Sales by Channel
                                   Three Months           Percent of
                                      Ended               Total Sales
                                    June   June  Percent  June   June
                                     25,    27,   Change   25,    27,
                                    2004   2003           2004   2003
                                  ($ in millions)
OEM                                $10.5  $12.0   (12.5%) 31.5%  39.5%
Distribution                        20.3   17.5    16.0   61.0   57.2
Direct                               2.5    1.0   150.0    7.5    3.3
                                   $33.3  $30.5     9.0% 100.0% 100.0%

Sales by Customer
                                   Three Months           Percent of
                                      Ended               Total Sales
                                    June   June  Percent  June   June
                                     25,    27,   Change   25,    27,
                                    2004   2003           2004   2003
                                  ($ in millions)
Largest customer - IBM              $7.2   $9.0   (20.0%) 21.6%  29.4%
Second largest customer              2.6    2.3    13.0    7.8    7.5
Top ten customers                   17.5   16.2     8.0   52.6   53.1

    CONTACT: Printronix, Inc., Irvine
             Robert A. Kleist, 714-368-2863
             or
             George L. Harwood, 714-368-2384
             or
             EVC Group, LLC
             Douglas M. Sherk (Investors), 415-896-6820 dsherk@evcgroup.com or
             Jennifer Beugelmans (Investors), 415-896-6820 jbeugelmans@evcgroup.com or
             WunderMarx, Inc.
             Cara Good (Media), 949-860-2434, ext. 312
             cgood@wundermarx.com